Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

WISA TECHNOLOGIES, INC.

WiSA Technologies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST: The name of the Corporation is WiSA Technologies, Inc.

SECOND: This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation, as amended, and any amendments thereto (the “Certificate of Incorporation”), last amended by a certificate of amendment to the Certificate of Incorporation filed with the Secretary of State on March 11, 2022.

THIRD: Article Fourth of the Certificate of Incorporation is hereby amended by inserting the following provision below the last sentence in Article Fourth of the Certificate of Incorporation:

“Upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (the “2023 Effective Time”), each one hundred (100) outstanding shares of Common Stock outstanding immediately prior to the Effective Time (the “2023 Old Common Stock”) shall be combined and converted into one (1) share of Common Stock (the “2023 New Common Stock”) based on a ratio of one share of 2023 New Common Stock for each one hundred shares of 2023 Old Common Stock (the “2023 Reverse Split Ratio”). This reverse stock split (the “2023 Reverse Split”) of the outstanding shares of Common Stock shall not affect the total number of shares of capital stock, including the Common Stock, that the Company is authorized to issue, which shall remain as set forth under this Article Fourth.

The 2023 Reverse Split shall occur without any further action on the part of the Corporation or the holders of shares of 2023 New Common Stock and whether or not certificates representing such holders’ shares prior to the 2023 Reverse Split are surrendered for cancellation. No fractional interest in a share of 2023 New Common Stock shall be deliverable upon the 2023 Reverse Split, all of which shares of 2023 New Common Stock be rounded up to the nearest whole number of such shares. All references to “Common Stock” in this Certificate of Incorporation shall be to the 2023 New Common Stock.

The 2023 Reverse Split will be effectuated on a stockholder-by-stockholder (as opposed to certificate-by-certificate) basis, except that the 2023 Reverse Split will be effectuated on a certificate-by-certificate basis for shares held by registered holders. For shares held in certificated form, certificates dated as of a date prior to the 2023 Effective Time representing outstanding shares of 2023 Old Common Stock shall, after the 2023 Effective Time, represent a number of shares of 2023 New Common Stock as is reflected on the face of such certificates for the 2023 Old Common Stock, divided by the 2023 Reverse Split Ratio and rounded up to the nearest whole number. The Corporation shall not be obligated to issue new certificates evidencing the shares of 2023 New Common Stock outstanding as a result of the 2023 Reverse Split unless and until the certificates evidencing the shares held by a holder prior to the 2023 Reverse Split are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.”

FOURTH: This Certificate of Amendment was duly adopted in accordance with the provisions of Sections 212 and 242 of the General Corporation Law of the State of Delaware.

FIFTH: This Certificate of Amendment shall be effective as of 5:00 p.m. New York Time on the date written below.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this 26th day of January, 2023.

WISA TECHNOLOGIES, INC.

By:	/s/ Brett Moyer
Brett Moyer, Chairman and Chief Executive Officer